                             WILMINGTON TRUST CORPORATION

                          1991 EMPLOYEE STOCK PURCHASE PLAN

                                     MAY 31, 1996

     AUDITED FINANCIAL STATEMENTS

     WILMINGTON TRUST CORPORATION
     1991 EMPLOYEE STOCK PURCHASE PLAN



     May 31, 1996




     FINANCIAL STATEMENTS                                                   PAGE
     --------------------                                                   ----

     Report of Independent Auditors  . . . . . . . . . . . . . . . . . .      1

     Statements of Financial Condition  . . . . . . . . . . . . . . . . .     2

     Statements of Income and Changes in Participants' Equity . . . . . .     3

     Notes to Financial Statements . . . . . . . . . . . . . . . . . . .      4

     STATEMENTS OF FINANCIAL CONDITION

     WILMINGTON TRUST CORPORATION
     1991 EMPLOYEE STOCK PURCHASE PLAN




                                                                                         May 31
                                                                               1996                 1995
                                                                           -------------        -------------
     ASSETS


         Investment -- interest-bearing deposits held at
              Wilmington Trust Company                                       $ 2,114,486          $ 2,041,084
                                                                             ===========          ===========

     LIABILITIES AND PARTICIPANTS' EQUITY


         Taxes withheld for participants                                             488                  265
         Participants' equity                                                  2,113,998            2,040,819
                                                                             -----------          -----------

             Total Liabilities and Participants' Equity                      $ 2,114,486          $ 2,041,084
                                                                             ===========          ===========



     See notes to financial statements.


       STATEMENTS OF INCOME AND CHANGES IN PARTICIPANTS' EQUITY

       WILMINGTON TRUST CORPORATION
       1991 EMPLOYEE STOCK PURCHASE PLAN




                                                              Years Ended May 31
                                                     1996             1995            1994
                                                  ----------       ----------      -----------
       ADDITIONS

       Investment income -- interest               $    24,931     $    23,689      $    20,433
       Contributions from participants               2,089,555       2,017,395        1,967,552
                                                   -----------     ------------     -----------
                                                     2,114,486       2,041,084        1,987,985
                                                   -----------     ------------     -----------


       DEDUCTIONS

       Distributions to participants:
          Wilmington Trust Corporation
               Common Stock                          2,017,395       1,967,552        1,945,861
          Cash                                          23,689          20,433           27,134
                                                   -----------     ------------     -----------
                                                     2,041,084        1,987,985       1,972,995
                                                   -----------      -----------     -----------


       NET ADDITIONS                                    73,402          53,099           14,990


       PARTICIPANTS' EQUITY AT
          BEGINNING OF YEAR                          2,041,084        1,987,985       1,972,995
                                                   -----------      -----------     -----------

       PARTICIPANTS' EQUITY AT
          END OF YEAR                              $ 2,114,486      $ 2,041,084     $ 1,987,985
                                                   ===========      ===========     ===========


       See notes to financial statements.

     NOTES TO FINANCIAL STATEMENTS

     WILMINGTON TRUST CORPORATION
     1991 EMPLOYEE STOCK PURCHASE PLAN

     NOTE A -- SIGNIFICANT ACCOUNTING POLICIES

     Investments consist of interest-bearing savings accounts carried at cost, which approximates market.

     The administrative costs of the Plan are paid by Wilmington Trust Corporation (the "Corporation"). The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     NOTE B -- DESCRIPTION OF PLAN

     The Corporation established an Employee Stock Purchase Plan effective January 1, 1991. The Plan initially provided for the purchase of up to 300,000 shares of the Corporation's common stock by eligible employees through a maximum of five offerings of twelve month durations commencing on June 1, 1991. As a result of a stock split which occurred in 1992, the Plan is now authorized to issue up to 600,000 shares. Prior to each offering period, eligible employees elect to have up to 10% of their base salary deducted from their pay and accumulated with interest until the end of the offering period. If a participant's total deductions during the Plan year are not sufficient to purchase five shares, the total deductions plus interest will be refunded.

     At the end of each offering period, the balance of each participant's payroll deduction account is applied to the purchase of the largest number of full shares of the Corporation's common stock possible without exceeding the maximum number of shares the participant elected. The price at which the shares are deemed to have been purchased is equal to 85% of the lesser of the average bid and asked prices of the Corporation's common stock at the beginning or at the end of that offering period. Shares to be purchased under the Plan are to be authorized shares of the Corporation.

     In accordance with the terms of the Plan, the Plan terminated upon the completion of the offering period ended May 31, 1996. In April 1996, the Board of Directors of the Corporation adopted the Wilmington Trust Corporation 1996 Employee Stock Purchase Plan, which replaces the Plan with a new plan which contains substantially the same provisions.

     The Corporation issued 94,550 shares of its common stock at $22.100 for the offering period ended May 31, 1996, 92,169 shares of its common stock at $21.888 for the offering period ended May 31, 1995 and 82,792 shares of its common stock at $21.888 for the offering period ended May 31, 1994.

     The Plan had 1,432 participants at May 31, 1996 and 1,419 participants at May 31, 1995.

     NOTE C -- INCOME TAX STATUS

     It is the intention of the Corporation to have the Plan qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code. At the time of transfer to the individual, the difference between the purchase price and the fair market value of the stock purchased under the Plan is not includable in the participant's gross income for federal income tax purposes.